EXHIBIT 99

U.S. AUTO PARTS NETWORK, INC. APPOINTS BARRY PHELPS TO BOARD OF DIRECTORS

CARSON, CA (September 24, 2007) ― U.S. Auto Parts Network, Inc. (NASDAQ: PRTS), a leading online provider of aftermarket auto parts and accessories, today announced it has appointed Barry Phelps to the Company's Board of Directors.

"Barry is a great addition to our Board of Directors as he brings over thirty years of senior level managerial and financial experience within the technology industry," said Mehran Nia, President and Chief Executive Officer.  "Barry’s strong background and expertise will be a valuable resource to U.S. Auto Parts as we continue to build upon our leading position within the online aftermarket auto parts industry.  We look forward to benefitting from Barry’s insight and advice."

"I am very pleased to welcome Barry to our Board and I look forward to working closely with him," said Rob Majteles, Chairman of the Board.  "We are committed to building a great public company and Barry’s wealth of expertise in the technology industry and shared vision will surely benefit our Board and our Company.”

Mr. Phelps currently serves on the Board of Directors of Empower RF Systems and BreakingPoint Systems and on the Board of Trustees of St. Lawrence University.  From 2000 to 2006, Mr. Phelps served in several executive positions for Spirent Communications plc, most recently as President of the Performance Analysis Broadband (PAB) division.  In this role, Mr. Phelps successfully integrated five stand-alone businesses and three technology acquisitions into PAB.  He was also instrumental in defining and launching PAB’s next generation platform and developing strategy for market share preservation and growth.  From 1996 to 2000, Mr. Phelps was at Netcom Systems, most recently as President and Chief Executive Officer.  During his three year tenure as President and Chief Executive Officer, sales grew from $60 million to $200 million.  Prior to Netcom Systems, Mr. Phelps held several executive positions for MICOM Communications including Chairman and Chief Executive Officer, and in various financial management roles at Burroughs / Unisys Corporation.  Mr. Phelps earned his B.S. degree from St. Lawrence University in Canton, New York and his M.B.A from the University of Rochester in Rochester, New York.

“I am excited to join an industry-leading company that has tremendous opportunity ahead of it,” said Mr. Phelps. “U.S. Auto Parts has a world-class leadership team and is well positioned to capitalize on the Company’s significant long-term growth prospects.  This is an amazing time for the Company and I look forward to working closely with management and the Board of Directors to drive shareholder value.”

About U.S. Auto Parts Network, Inc.

Established in 1995, U.S. Auto Parts is a leading online provider of aftermarket auto parts, including body parts, engine parts, performance parts and accessories.  Through the Company's network of websites, U.S. Auto Parts provides individual consumers with a broad selection of competitively priced products that are mapped by a proprietary product database to product applications based on vehicle makes, models and years.  U.S. Auto Parts' flagship websites are located at http://www.partstrain.com and http://www.autopartswarehouse.com and the Company's corporate website is located at http://www.usautoparts.net.

U.S. Auto Parts is headquartered in Carson, California.

Safe Harbor Statement

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, which are based on management's current expectations, estimates and projections about the Company's business and its industry, as well as certain assumptions made by the Company. Words such as ''anticipates,'' ''expects,'' ''intends,'' ''plans,'' ''believes,'' ''seeks,'' ''estimates,'' ''may,'' ''will'' and variations of these words or similar expressions are intended to identify forward-looking statements. These statements include, but are not limited to, the Company's expectations regarding the impact of the Company’s new Chairman of the Board, the Company’s long-term prospects, future financial operating results and potential growth. These statements are not guarantees of future performance and are subject to certain risks, uncertainties and assumptions that are difficult to predict. Therefore, our actual results could differ materially and adversely from those expressed in any forward-looking statements as a result of various factors.

Important factors that may cause such a difference include, but are not limited to, the demand for and pricing of the Company's products; the competitive environment in the Company's industry; the Company's ability to expand its product offerings; the time and effort that the new Chairman commits to the Company; the Company's ability to control costs and meet the analysts’ expectations; potential litigation or regulatory inquiries; changes in general economic or market conditions; and other factors discussed in the Company's filings with the Securities and Exchange Commission (the "SEC"), including the Risk Factors contained in the Company's Annual Report on Form 10-K, and available at www.usautoparts.net and the SEC's website at www.sec.gov. You are urged to consider these factors carefully in evaluating the forward-looking statements in this release and are cautioned not to place undue reliance on such forward-looking statements, which are qualified in their entirety by this cautionary statement. Unless otherwise required by law, the Company expressly disclaims any obligation to update publicly any forward-looking statements, whether as result of new information, future events or otherwise.

Investor Contacts:
Michael McClane, Chief Financial Officer
U.S. Auto Parts Network, Inc.
michael@usautoparts.com
(310) 735-0085

Anne Rakunas / Laura Foster
Integrated Corporate Relations, Inc.
(310) 954-1100
anne.rakunas@icrinc.com
laura.foster@icrinc.com

Media Contacts:
Megan McDonnell / Matt Lindberg
Integrated Corporate Relations, Inc.
(203) 682-8200
megan.mcdonnell@icrinc.com
matthew.lindberg@icrinc.com